Exhibit 99.1

              FBL Financial Group Announces 2004 Earnings Guidance
                        and Proposed Board Restructuring

    WEST DES MOINES, Iowa--(BUSINESS WIRE)--Dec. 18, 2003--FBL Financial Group, Inc. (NYSE:FFG) today announced its earnings guidance for 2004, two new Class B directors, a proposed board restructuring and the finalization of a line of credit.
    Earnings Guidance. While subject to volatility resulting from a number of factors, including mortality experience and investment results, FBL expects full year 2004 net income and operating income to be within a range of $2.00 to $2.10 per common share. Earnings guidance for 2004 is less than FBL's current 2003 operating income(a) guidance of $2.15 to $2.20 per common share due to the following reasons:

    -- Following American Equity Investment Life Holding Company's recent initial public offering, FBL will no longer be accounting for its ownership interest in American Equity under the equity method of accounting. Instead, the shares will be marked to market in accordance with FAS 115. For the first nine months of 2003, FBL earned $0.11 per share of equity income from its investment in American Equity, and an additional $0.05 per share is expected to be earned from this investment in the fourth quarter of 2003.

    -- Due to the market interest rate environment, FBL expects less investment prepayment activity in 2004. For the first nine months of 2003, FBL earned $0.14 per share of fee income from bond calls and mortgage loan prepayments and the impact of increasing prepayment speeds on mortgage and asset-backed securities. FBL's 2004 earnings guidance assumes no fee income from investment prepayments as these amounts can not be predicted with any reliability.

    -- FBL's subsidiary, EquiTrust Life Insurance Company, is broadening its distribution and introducing the EquiTrust brand in new markets, distribution sources and territories. As a result, investments in infrastructure and other start-up expenses of approximately $0.09-$0.11 per share are expected in 2004.

    -- The effect of these items is partially offset by the positive impact of continued growth in the volume of business in force.

    FBL reaffirms its fourth quarter 2003 net income and operating income guidance of $0.49 to $0.54 per share.
    "We're pleased with our very strong results year-to-date in 2003 and are looking forward to further implementing our strategy in 2004," said Bill Oddy, Chief Executive Officer. "We are continuing to focus on our proven growth strategies of internal growth within our core Farm Bureau distribution system, alliances and other distribution channels, and consolidations."

    (a) In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized gains and losses on investments. Because realized gains and losses on investments may fluctuate greatly from quarter to quarter, FBL believes a measure excluding their impact is useful in analyzing core operating trends. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability.

    New Class B Directors. William C. Bruins, 56, newly elected President of the Wisconsin Farm Bureau Federation and Kevin G. Rogers, 43, newly elected President of the Arizona Farm Bureau Federation, were named as FBL Class B Directors. They succeed Howard D. Poulson and Kenny J. Evans. According to FBL's Class B Stockholders' Agreement, the Class B directors include the presidents of the 15 Farm Bureau federations which own FBL's Class B common stock, as well as the Chief Executive Officer and two designees of the Chairman.
    Proposed Board Restructuring. FBL Financial Group's Board of Directors yesterday agreed to restructure FBL's board. FBL's board is currently comprised of 18 Class B directors and three Class A directors for a total of 21 members. The board unanimously approved reducing the size of the board to 13 directors, of which a majority would be independent. All directors will be elected annually. The restructuring is subject to the approval by the Class B stockholders of certain amendments to the Class B Stockholders' Agreement. The board restructuring is expected to be effective when and if shareholders approve a change to FBL's articles of incorporation and bylaws at FBL's next annual meeting of shareholders, to be held in May 2004.
    According to John Walker, Board member and Chairperson of FBL's Corporate Governance Task Force, "While FBL is able to take the controlled company exemption provided by the NYSE for companies with a majority owner, the Board decided not to claim this exemption in order to provide better corporate governance for FBL shareholders."
    Line of Credit. FBL Financial Group has entered into a $60 million line of credit arrangement with LaSalle Bank and Bankers Trust Company, N.A. Proceeds from this line of credit will be used for capital contributions to FBL's subsidiaries Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company, the upcoming partial redemption of FBL's Series C preferred stock, and general corporate purposes.
    The statements in this release concerning FBL's prospects for the future are forward-looking statements that involve certain risks and uncertainties, including persistency, investment experience and the approval of the proposed board restructuring by FBL shareholders. These forward-looking statements are based on assumptions which FBL believe to be reasonable. No assurance can be given that the assumptions will prove to be correct, and the difference between assumptions and actual results could be material.
    FBL Financial Group (www.fblfinancial.com) is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL's three-pronged growth strategy includes (1) internal growth within its traditional Farm Bureau distribution network, (2) alliances and other distribution channels and (3) consolidations.

    CONTACT: FBL Financial Group, Inc., West Des Moines
             Jim Noyce, 515-225-5599
             jnoyce@fbfs.com